Exhibit 10.1

SHARE EXCHANGE AGREEMENT

By and Among

Kandi Technologies, Corp.

and

KO NGA Investment Limited

and

GAO SHUPING

and

ZHENG XIUJIN

and

HU QIKUN

and

XU WENGE

and

LUO XIANSONG

and

LI QIAOHONG

and

WANG YINGXIONG

Dated as of February 13, 2012

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement is made effective as of the 13th day of February, 2012 by and among Kandi Technologies, Corp., a Delaware corporation, with its primary office at Jinhua City Industrial Zone, Jinhua, Zhejiang Province, People’s Republic of China (“Kandi”); KO NGA Investment Limited, a British Virgin Islands corporation, with its registration address at Portcullis TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands (“KO NGA”), and each of the individuals listed on Schedule 1 attached hereto (individually, a “Seller” and collectively, the “Sellers”).

WHEREAS:

A.          The Sellers are the owners of all of the issued and outstanding common shares in the capital of KO NGA; KO NGA is the sole owner of all share capital of K S Asia Limited Group Limited, a Hong Kong corporation, (“K S Asia”), K S Asia is the sole owner and shareholder of Yongkang K S Electric Limited, a Chinese company (“Yongkang”) and Yongkang is the sole owner and shareholder of Yongkang Scrou Electric. Co., Ltd., a Chinese company (“Scrou”).

B.          Kandi has agreed to issue common stock shares of Kandi to the Sellers as consideration for the purchase of all of the issued and outstanding common shares of KO NGA held by the Sellers; and

C.          Upon the terms and subject to the conditions set forth in this Agreement, the Sellers have agreed to sell all of the issued and outstanding common shares of KO NGA to Kandi in exchange for common shares of Kandi.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, covenant and agree as follows:

1.           DEFINITIONS

1.1         Definitions. The following terms have the following meanings in this Agreement, unless the context indicates otherwise:

(a)	“Agreement” shall mean this Agreement, and all the exhibits, schedules and other documents attached or referred hereto, and all amendments and supplements, if any, hereto;

(b)	“Closing” shall mean the completion of the Transaction, in accordance with Section 7 hereof, at which the Closing Documents shall be exchanged by the parties, except for those documents or other items specifically required to be exchanged at a later time;

(c)	“Closing Date” shall mean a date mutually agreed upon by the parties hereto in writing and in accordance with Section 10.6 hereof following the satisfaction or waiver by Kandi and Sellers of the conditions precedent set out in Section 5 hereof, respectively, provided that such date shall be no later than June 30, 2012 unless mutually agreed to in writing by the Parties;

(d)	“Closing Documents” shall mean the papers, instruments and documents required to be executed and delivered at the Closing pursuant to this Agreement;

(e)	“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended;

(f)	“FINRA” means the Financial Industry Regulatory Authority;

(g)	“Former Entity” means any entity other than K S Asia, Yongkang and Scrou that has ever been owned by KO NGA or one of KO NGA’s subsidiaries.

(h)	“GAAP” shall mean United States generally accepted accounting principles applied in a manner consistent with prior periods;

(i)	“Liabilities” shall include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted choate or inchoate, liquidated or unliquidated, secured or unsecured;

(j)	“Kandi Shares” shall mean common stock shares of Kandi to be issued to the Sellers by Kandi pursuant to this Agreement;

(k)	“SEC” shall mean the United States Securities and Exchange Commission;

(l)	“Securities Act” shall mean the United States Securities Act of 1933, as amended;

(m)	“Taxes” shall mean all international, federal, state, provincial and local income taxes, capital gains taxes, value-added taxes, franchise, personal property and real property taxes, levies, assessments, tariffs, duties (including any customs duties), business license or other fees, sales, use and any other taxes relating to the assets of the designated party or the business of the designated party for all periods up to and including the Closing Date, together with any related charge or amount, including interest, fines, penalties and additions to tax, if any, arising out of tax assessments; and

(n)	“Transaction” shall mean the purchase of all of the issued and outstanding shares of KO NGA by Kandi from the Sellers in consideration for the issuance of the Kandi Shares.

1.2         Schedules. The following schedules are attached to and form part of this Agreement:

Schedule 1	List of Sellers
Schedule 2	Regulation S. Certificate

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1.3         Currency. All references to currency in this Agreement are to United States Dollars, unless expressly stated otherwise.

2.           OFFER, PURCHASE AND SALE OF SHARES

2.1         Offer, Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, the Sellers hereby covenant and agree to sell, assign and transfer to Kandi, and Kandi hereby covenants and agrees to purchase from the Sellers, all of the issued and outstanding shares of KO NGA.

2.2          Consideration.

(a)	Parties agree that the aggregate value of all of the issued and outstanding shares of KO NGA is RMB 50,052,387.66, which value is primarily derived from KO NGA’s indirect, wholly-owned operating entity Scrou, does not ascribe any amount of value to any Former Entity, and is based upon the year end December 31, 2011 financial report of Scrou and a valuation report by Jinhua Jincheng Assets Evaluation Co., Ltd on January 19, 2012;

(b)	As consideration for the sale of all of the issued and outstanding shares of KO NGA by the Sellers to Kandi, Kandi shall issue the Kandi Shares pro rata to the Sellers, or a Seller’s designee, based on each Seller’s “percentage interest” as set forth on Schedule 1 hereto at an aggregate price for the Kandi Shares equal to RMB 50,052,387.66; and

(c)	The price per share for the Kandi Shares in connection with the issuance shall be the average closing price per share for the Kandi stock traded on NASDAQ for the 10 consecutive trading days prior to the effective date of this Agreement (the “Stock Price”). The exchange rate between U.S. Dollar and Chinese RMB in connection with this stock issuance shall be the middle rate published by the People’s Bank of China on the effective day of this Agreement (the “Exchange Rate”).

(d)	The number of Kandi Shares to which each Seller shall be entitled shall be equal to a number derived by multiplying such Seller’s “percentage interest” (as set forth on Schedule 1) by RMB 50,052,387.66, then dividing by the Exchange Rate, and then dividing by the Stock Price.

(e)	A sample Kandi Share distribution which assumes this Agreement was signed on February 1, 2012 is set forth on Schedule 1; if the Agreement had been effective February 1, 2012, the Exchange Rate would have been 6.31 and the Stock Price would have been $3.412.

2.3          Share Exchange Procedure. The Sellers may exchange their certificates representing their shares of KO NGA by delivering such certificates to Kandi duly executed and endorsed in blank (or accompanied by a duly executed stock power endorsed in blank), in proper form for transfer, signature guaranteed, and, if applicable, with all stock transfer and any other required documentary stamps affixed thereto and with appropriate instructions to allow the transfer agent to issue certificates for Kandi Shares, together with a Certificate of Non-U.S. Shareholder (the “Regulation S. Certificate”), a copy of which is attached as Schedule 2 hereto.

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2.4         Fractional Shares. Notwithstanding any other provision of this Agreement, no certificate for fractional Kandi Shares will be issued in the Transaction. In lieu of any such fractional shares, if a Seller would otherwise be entitled to receive a fraction of a Kandi Share upon surrender of the certificate(s) representing all of such Seller’s ownership of shares of KO NGA for exchange pursuant to this Agreement, such Seller will be entitled to have such fraction rounded up to the nearest whole number of Kandi Shares and will receive from Kandi a stock certificate representing same.

2.5         Closing Date. The Closing will take place, subject to the terms and conditions of this Agreement, on the Closing Date.

2.6         Registered Shares.

(a)	In order to register the Kandi Shares issued pursuant to the terms and conditions set forth in this Agreement, Kandi will a file a S-3 registration statement, if it is available to Kandi, or a post-effective amendment pursuant to an effective shelf registration statement within 90 days of the Closing Date. If Kandi is not qualified for an S-3 registration statement, then Kandi shall prepare and file an S-1 registration statement for the Kandi Shares issued pursuant to the terms and conditions set forth in this Agreement within 120 days of the Closing Date.

(b)	Each Seller acknowledges and agrees that the Kandi Shares are being issued pursuant to an exemption from the prospectus and registration requirements of the Securities Act. As required by applicable securities laws, each of the Sellers agrees to abide by all applicable resale restrictions and hold periods imposed by all applicable securities laws. Until the Kandi Shares are registered pursuant to Section 2.6(a), all certificates representing the Kandi Shares issued will be endorsed with the following legend pursuant to the Securities Act in order to reflect the fact that the Kandi Shares will be issued to the Sellers pursuant to an exemption from the registration requirements of the Securities Act:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (A) IN THE ABSENCE OF (I) A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR (II) AN OPINION OF COUNSEL TO THE HOLDER THAT SUCH REGISTRATION IS NOT REQUIRED OR (B) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A OF THE SECURITIES ACT. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.”

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3.           REPRESENTATIONS AND WARRANTIES OF SELLERS

As of the Closing, KO NGA and the Sellers, jointly and severally, represent and warrant to Kandi, and acknowledge that Kandi is relying upon such representations and warranties, in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of Kandi, as follows:

3.1         Organization of KO NGA and its subsidiaries.

(a)	KO NGA and its subsidiaries are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and each has the requisite corporate power and authority to own, lease and carry on its business as now being conducted. KO NGA and its subsidiaries are duly qualified to do business and are in good standing as foreign corporations in each of the jurisdictions in which they own property, lease property, do business, or are otherwise required to do so, where the failure to be so qualified would have a material adverse effect on the business of KO NGA and its subsidiaries taken as a whole.

(b)	All of the issued and outstanding shares of KO NGA common stock have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to preemptive rights and were issued in full compliance with the laws of the British Virgin Islands. There are no outstanding options, warrants, subscriptions, conversion rights, or other rights, agreements, or commitments obligating KO NGA to issue any additional shares of KO NGA Common Stock, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from KO NGA any shares of KO NGA Common Stock. There are no agreements purporting to restrict the transfer of the KO NGA Common Stock, no voting agreements, shareholders’ agreements, voting trusts, or other arrangements restricting or affecting the voting of the KO NGA Common Stock.

(c)	The issued and outstanding shares of each of KO NGA’s subsidiaries have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to preemptive rights and were issued in full compliance with all applicable laws. There are no outstanding options, warrants, subscriptions, conversion rights, or other rights, agreements, or commitments obligating KO NGA or any of its subsidiaries to issue any additional common stock of any of KO NGA’s subsidiaries, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any shares of the common stock of any of KO NGA’s subsidiaries. There are no agreements purporting to restrict the transfer of the common stock of any of KO NGA’s subsidiaries, no voting agreements, shareholders’ agreements, voting trusts, or other arrangements restricting or affecting the voting of the common stock of any of KO NGA’s subsidiaries.

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3.2         Standing. Each Seller is a natural person having legal capacity to enter into this Agreement and to perform the Sellers’ obligations hereunder and to consummate the Transaction. Each of this Agreement and any collateral document to which any Seller is a party has been duly executed and delivered by such Seller and constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.

3.3         Ownership of Equity. Each Seller (i) has good and valid title to and beneficial ownership of the number of shares of capital stock of the KO NGA (the “Shares”) set forth opposite such Seller’s name on Schedule 1 free and clear of all liens, pledges, security interests and encumbrances, (ii) has not granted any option, warrant or other right in or to any of the Shares, and (iii) is not a party to any voting trust, voting agreement or shareholder agreement with respect to the Shares.

3.4          Authority. KO NGA has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “KO NGA Documents”) to be signed by KO NGA and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of each of the KO NGA Documents by KO NGA and the consummation by KO NGA of the transactions contemplated hereby have been duly authorized by its board of directors and no other corporate or shareholder proceeding on the part of KO NGA is necessary to authorize such documents or to consummate the transactions contemplated hereby. This Agreement has been, and the other KO NGA Documents when executed and delivered by KO NGA as contemplated by this Agreement will be, duly executed and delivered by KO NGA and this Agreement is, and the other KO NGA Documents when executed and delivered by KO NGA, as contemplated hereby will be, valid and binding obligations of KO NGA enforceable in accordance with their respective terms, except:

(a)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

(b)	as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and

(c)	as limited by public policy.

3.5         Legal Proceedings. There are no suits, actions, claims, proceedings or investigations pending or, to the knowledge of Sellers, threatened against, relating to or involving any Seller or KO NGA that would or would reasonably be expected to impair the ability of any Seller or KO NGA to perform its respective obligations hereunder or prevent or delay the consummation of the Transaction.

3.6          Corporate Records of KO NGA and its subsidiaries. The corporate records of KO NGA and its subsidiaries, as required to be maintained by them pursuant to all applicable laws, are accurate, complete and current in all material respects, and the minute books of KO NGA and its subsidiaries are, in all material respects, correct and contain all records required by all applicable laws in regards to all proceedings, consents, actions and meetings of their respective boards of directors.

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3.7          Non-Contravention. Neither the execution, delivery and performance of this Agreement, nor the consummation of the Transaction, will:

(a)	conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of KO NGA and its subsidiaries under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to KO NGA or any of its subsidiaries, or any of their respective material property or assets;

(b)	violate any provision of the Articles of Incorporation, Bylaws or any other documents of KO NGA or any of its subsidiaries or any applicable laws; or

(c)	violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to KO NGA or its subsidiaries or any of their respective material property or assets.

3.8         Actions and Proceedings. There is no basis for and there is no action, suit, judgment, claim, demand or proceeding outstanding or pending, or threatened against or affecting KO NGA and its subsidiaries or which involves any of the business, or the properties or assets of KO NGA and its subsidiaries that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects, or conditions of KO NGA and its subsidiaries taken as a whole (a “Material Adverse Effect”). There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a Material Adverse Effect.

3.9          Compliance.

(a)	Each of KO NGA and its subsidiaries is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation to its business or operations;

(b)	None of KO NGA and its subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would constitute a Material Adverse Effect;

(c)	KO NGA and its subsidiaries have duly filed all reports and returns required to be filed with governmental authorities and have obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement. All such permits and consents are in full force and effect, and no proceeding for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or threatened, and none of them will be adversely affected by the consummation of the Transaction; and

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(d)	Each of KO NGA and its subsidiaries has operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business. None of KO NGA or its subsidiaries has received any notice of any violation thereof, nor is aware of a valid basis therefore.

3.10       Filings, Consents and Approvals. No filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by KO NGA and its subsidiaries of the Transaction contemplated by this Agreement or to enable Kandi to continue to conduct the business of KO NGA and its subsidiaries after the Closing Date in a manner which is consistent with that in which the business is presently conducted.

3.11       Financial Representations. Each of (a) the consolidated unaudited balance sheets for Scrou for the period ended December 31, 2011 (the “Accounting Date”), together with related statements of income, cash flows, and changes in shareholder’s equity for such interim period then ended (collectively, the “Scrou Financial Statements”) and (b) the consolidated audited balance sheets for KO NGA for its last two fiscal years plus any consolidated unaudited balance sheets for KO NGA for the period ended on the Accounting Date, together with related statements of income, cash flows, and changes in shareholder’s equity for such fiscal years and interim period then ended (collectively, the “KO NGA Financial Statements”) to be supplied on or before the Closing Date:

(a)	are in accordance with the books and records of their respective entity; and

(b)	present fairly the financial condition of their respective entity as of the respective dates indicated and the results of operations for such periods.

Neither KO NGA nor Scrou has received any advice or notification from its independent certified public accountants that KO NGA or Scrou has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the KO NGA Financial Statements, the books and records of KO NGA, the Scrou Financial Statements or the books and records of Scrou, any properties, assets, liabilities, revenues, or expenses. The books, records, and accounts of Scrou accurately and fairly reflect, in reasonable detail, the assets, and liabilities of Scrou. Scrou has not engaged in any transaction, maintained any bank account, or used any funds of Scrou, except for transactions, bank accounts, and funds which have been and are reflected in the normally maintained books and records of Scrou. The books, records, and accounts of KO NGA accurately and fairly reflect, in reasonable detail, the assets, and liabilities of KO NGA. KO NGA has not engaged in any transaction, maintained any bank account, or used any funds of KO NGA except for transactions, bank accounts, and funds which have been and are reflected in the normally maintained books and records of KO NGA.

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3.12       Absence of Undisclosed Liabilities. Neither Scrou nor KO NGA has any material liabilities or obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise that exceed $10,000, which:

(a)	are not set forth in the Scrou Financial Statements or the KO NGA Financial Statements, respectively, and have not heretofore been paid or discharged;

(b)	did not arise in the regular and ordinary course of business under any agreement, contract, commitment, lease or plan specifically disclosed in writing to Kandi; or

(c)	have not been incurred in amounts and pursuant to practices consistent with past business practice, in or as a result of the regular and ordinary course of its business since the Accounting Date.

3.13       Tax Matters.

(a)	None of KO NGA and its subsidiaries are presently under (nor have any of them received notice of any contemplated) investigation or audit by any regulatory or governmental agency or body or any foreign or state taxing authority concerning any fiscal year or period ended prior to the date hereof;

(b)	All taxes required to be withheld by KO NGA and its subsidiaries on or prior to the date hereof from employees for income taxes, social security taxes, unemployment taxes and other similar withholding taxes have been properly withheld and, if required on or prior to the date hereof, have been deposited with the appropriate governmental agency; and

(c)	Each of the Scrou Financial Statements and the KO NGA Financial Statements contain full provision for all taxes including any deferred taxes that may be assessed to Scrou or KO NGA (as the case may be) for the accounting period ended on the Accounting Date or for any prior period in respect of any transaction, event or omission occurring, or any profit earned, on or prior to the Accounting Date or for any profit earned by Scrou or KO NGA (as the case may be) on or prior to the Accounting Date or for which Scrou or KO NGA is accountable up to such date and all contingent liabilities for taxes have been provided for or disclosed in the Scrou Financial Statements and the KO NGA Financial Statements.

3.14        Absence of Changes.

Since the Accounting Date, none of Scrou, KO NGA or any of KO NGA’s other subsidiaries has:

(a)	incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or to any of its assets or properties;

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(b)	sold, encumbered, assigned or transferred any material fixed assets or properties except for ordinary course business transactions consistent with past practice;

(c)	created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the material assets or properties of Scrou, KO NGA or any of KO NGA’s other subsidiaries to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

(d)	made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

(e)	declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares or equity securities;

(f)	suffered any damage, destruction or loss, whether or not covered by insurance, that materially and adversely effects its business, operations, assets, properties or prospects;

(g)	suffered any material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise);

(h)	received notice or had knowledge of any actual or threatened labor trouble, termination, resignation, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects;

(i)	made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $5,000;

(j)	other than in the ordinary course of business, increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or directors or made any increase in, or any addition to, other benefits to which any of its employees or directors may be entitled;

(k)	entered into any transaction other than in the ordinary course of business consistent with past practice; or

(l)	agreed, whether in writing or orally, to do any of the foregoing.

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3.15       Absence of Certain Changes or Events.

Since the Accounting Date, there has not been:

(a)	a Material Adverse Effect; or

(b)	any material change by Scrou or KO NGA in its accounting methods, principles or practices.

3.16       Personal Property. Scrou possesses, and has good and marketable title to all property necessary for the continued operation of the business of Scrou as presently conducted and as represented to Kandi. All such property is used in the business of Scrou. All such property is in reasonably good operating condition (normal wear and tear excepted), and is reasonably fit for the purposes for which such property is presently used. All material equipment, furniture, fixtures and other tangible personal property and assets owned or leased by Scrou is owned by Scrou free and clear of all liens, security interests, charges, encumbrances, and other adverse claims.

3.17       Intellectual Property.

(a)	Intellectual Property Assets. KO NGA and its subsidiaries own or hold an interest in all intellectual property assets necessary for the operation of the business of KO NGA and its subsidiaries as they are currently conducted (collectively, the “Intellectual Property Assets”), including:

(i)	all functional business names, trading names, registered and unregistered trademarks, service marks and applications (collectively, the “Marks”);

(ii)	all patents, patent applications, and inventions, methods, processes and discoveries that may be patentable (collectively, the “Patents”);

(iii)	all copyrights in both published works and unpublished works (collectively, the “Copyrights”); and

(iv)	all know-how, trade secrets, confidential information, customer lists, technical information, data, process technology, plans, drawings, and blue prints owned, used, or licensed by KO NGA and its subsidiaries as licensees or licensors (collectively, the “Trade Secrets”).

(b)	Agreements. To the best knowledge of the Sellers, there are no outstanding or threatened disputes or disagreements with respect to any agreements to which KO NGA or any its subsidiaries is a party.

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(c)	Intellectual Property and Know-How Necessary for the Business. KO NGA and its subsidiaries are the owners of all rights, titles and interests in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances and other adverse claims, and has the right to use without payment to a third party of all the Intellectual Property Assets. Each of KO NGA and is subsidiaries and all former and current employees and contractors of KO NGA and its subsidiaries have executed written contracts, agreements or other undertakings with KO NGA and its subsidiaries that assign all rights to any Intellectual Property Assets or other inventions, improvements, discoveries, or information relating to the business of Scrou to Scrou. No employee, director, officer or shareholder of KO NGA or any of its subsidiaries owns directly or indirectly in whole or in part, any Intellectual Property Asset which Scrou is presently using or which is necessary for the conduct of its business. No employee or contractor of KO NGA and its subsidiaries has entered into any contract or agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than Scrou.

(d)	Trade Secrets. KO NGA and its subsidiaries have taken all reasonable precautions to protect the secrecy, confidentiality and value of its Trade Secrets. KO NGA and its subsidiaries have good title and an absolute right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature. KO NGA and its subsidiaries have not been used, divulged, or appropriated either for the benefit of any person or entity or to the detriment of KO NGA and its subsidiaries. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

3.18       Insurance. The products sold by and the assets owned by Scrou are insured under various policies of general product liability and other forms of insurance consistent with prudent business practices. All such policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default by Scrou, or any event which, with the giving of notice, the lapse of time or both, would constitute a default thereunder. All premiums to date have been paid in full.

3.19       Employees and Consultants. All employees and consultants of KO NGA and its subsidiaries have been paid all salaries, wages, income and any other sum due and owing to them by KO NGA or one of its subsidiaries, as at the end of the most recent completed pay period. KO NGA and its subsidiaries are not aware of any labor conflict with any employees. No employee of KO NGA or its subsidiaries is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement or any other contract or agreement relating to the relationship of such employee with KO NGA and its subsidiaries or to any other nature of the business conducted or to be conducted by KO NGA and its subsidiaries.

3.20       Real Property. Each of the leases, subleases, claims or other real property interests (collectively, the “Leases”) to which KO NGA or its subsidiaries is a party or is bound is legal, valid, binding, enforceable and in full force and effect in all material respects. All rental and other payments required to be paid by KO NGA or its subsidiaries pursuant to any such Leases have been duly paid and no event has occurred which, upon the passing of time, the giving of notice, or both, would constitute a breach or default by any party under any of the Leases. The Leases will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing Date. KO NGA and its subsidiaries have not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Leases or the leasehold property pursuant thereto.

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3.21       Material Contracts and Transactions. Each contract to which KO NGA or one of its subsidiaries is a party is in full force and effect, and there exists no material breach or violation of or default under any contract, or any event that with notice or the lapse of time, or both, will create a material breach or violation thereof or default under any contract by KO NGA and its subsidiaries. The continuation, validity, and effectiveness of each contract will in no way be affected by the consummation of the Transaction contemplated by this Agreement. There exists no actual or threatened termination, cancellation, or limitation of, or any amendment, modification or change to any contract.

3.22       No Brokers. None of KO NGA, KO NGA’s subsidiaries or Sellers has incurred any obligation or liability to any party for any brokerage fees, agent’s commissions or finder’s fees in connection with the Transaction contemplated by this Agreement

3.23       Completeness of Disclosure. No representation or warranty by Sellers or KO NGA in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Kandi pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

4.          REPRESENTATIONS AND WARRANTIES OF KANDI

As of the Closing, Kandi represents and warrants to KO NGA and the Sellers and acknowledges that KO NGA and the Sellers are relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of KO NGA or the Sellers, as follows:

4.1        Organization and Good Standing. Kandi is duly incorporated, organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and carry on its business as now being conducted.

4.2        Authority. Kandi has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “Kandi Documents”) to be signed by Kandi and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of each of the Kandi Documents by Kandi and the consummation by Kandi of the transactions contemplated hereby have been duly authorized by its board of directors and no other corporate or shareholder proceeding on the part of Kandi is necessary to authorize such documents or to consummate the transactions contemplated hereby. This Agreement has been, and the other Kandi Documents when executed and delivered by Kandi as contemplated by this Agreement will be, duly executed and delivered by Kandi and this Agreement is, and the other Kandi Documents when executed and delivered by Kandi, as contemplated hereby will be, valid and binding obligations of Kandi enforceable in accordance with their respective terms, except:

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(a)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

(b)	as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and

(c)	as limited by public policy.

4.3        Capitalization of Kandi. The authorized capital stock of Kandi consists of 100,000,000 shares of Common Stock (the “Kandi Common Stock”) with 27,445,600 shares of common stock issued and outstanding. Kandi has 10,000,000 shares of preferred stock authorized, none of which are issued and outstanding. All of such outstanding shares are duly authorized and have been, or upon issuance will be, validly issued and are fully paid and non-assessable.

4.4        Corporate Records of Kandi. The corporate records of Kandi, as required to be maintained by it pursuant to the laws of the State of Delaware, are accurate, complete and current in all material respects, and the minute book of Kandi is, in all material respects, correct and contains all material records required by the law of the State of Delaware in regards to all proceedings, consents, actions and meetings of the shareholders and the board of directors of Kandi.

4.5        Validity of Kandi Common Stock Issuable upon the Transaction. The Kandi Shares to be issued to the Sellers, or their designees, upon consummation of the Transaction in accordance with this Agreement will, upon issuance, have been duly and validly authorized and, when so issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable.

4.6        No Brokers. Kandi has not incurred any obligation or liability to any party for any brokerage fees, agent’s commissions or finder’s fees in connection with the Transaction contemplated by this Agreement.

5.         CLOSING CONDITIONS

5.1        Conditions Precedent to Closing by Kandi. The obligation of Kandi to consummate the Transaction is subject to the satisfaction or written waiver of the conditions set forth below by a date mutually agreed upon by the parties hereto in writing and in accordance with Section 10.6. The Closing of the Transaction contemplated by this Agreement will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of Kandi and may be waived by Kandi in its sole discretion.

(a)	Representations and Warranties. The representations and warranties of KO NGA and the Sellers set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date and Sellers will have delivered to Kandi a certificate dated as of the Closing Date, to the effect that the representations and warranties made by KO NGA and the Sellers in this Agreement are true and correct.

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(b)	Performance. All of the covenants and obligations that KO NGA and the Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

(c)	Transaction Documents. This Agreement, the Scrou Financial Statements and all other documents necessary or reasonably required to consummate the Transaction, all in form and substance reasonably satisfactory to Kandi, will have been executed and delivered to Kandi.

(d)	Third Party Consents. Kandi will have received duly executed copies of all third party consents and approvals contemplated by this Agreement, in form and substance reasonably satisfactory to Kandi.

(e)	No Material Adverse Change. No Material Adverse Effect will have occurred since the date of this Agreement.

(f)	No Action. No suit, action, or proceeding will be pending or threatened against Sellers or KO NGA and its subsidiaries before any governmental or regulatory authority wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would:

(i)	prevent the consummation of any of the transactions contemplated by this Agreement; or

(ii)	cause the Transaction to be rescinded following consummation.

(g)	Delivery of Financial Statements. Scrou will have delivered to Kandi the Scrou Financial Statements, which financial statements will include audited financial statements for Scrou’s two most recent fiscal years, prepared in accordance with GAAP. KO NGA will have delivered to Kandi the KO NGA Financial Statements, which financial statements will include audited financial statements for KO NGA’s two most recent fiscal years, prepared in accordance with GAAP.

(h)	Due Diligence Review of Financial Statements. Kandi will be reasonably satisfied with its due diligence investigation and review of the Scrou Financial Statements.

(i)	Due Diligence Generally. Kandi will be reasonably satisfied with its due diligence investigation of KO NGA and its subsidiaries that is reasonable and customary in a transaction of a similar nature to that contemplated by the Transaction, including:

(i)	materials, documents and information in the possession and control of KO NGA or its subsidiaries which are reasonably germane to the Transaction;

(ii)	a physical inspection of the assets of Scrou by Kandi or its representatives;

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(iii)	a review by Kandi of all Material Agreements entered into by KO NGA or its subsidiaries; and

(iv)	title to the material assets of Scrou.

(j)	Surrender of Shares. Sellers shall surrender all of the issued and outstanding shares of KO NGA to Kandi endorsed in blank for transfer from Sellers to Kandi.

(k)	Former Entities. Yongkang shall have completed the transfer of its ownership and/or shares in any entities other than Scrou to Sellers or a third party so that the only entities directly or indirectly owned by KO NGA are K S Asia, Yongkang and Scrou. Yongkang shall deliver to Kandi a new business license issued by the China Administration for Industry and Commerce providing that Yongkang has only one wholly owned subsidiary (Scrou).

5.2        Conditions Precedent to Closing by Sellers. The obligation of the Sellers to consummate the Transaction is subject to the satisfaction or written waiver of the conditions set forth below by a date mutually agreed upon by the parties hereto in writing and in accordance with Section 10.6. The Closing of the Transaction will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of the Sellers and may be waived by Sellers in their discretion.

(a)	Representations and Warranties. The representations and warranties of Kandi set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date and Kandi will have delivered to Sellers a certificate dated the Closing Date, to the effect that the representations and warranties made by Kandi in this Agreement are true and correct.

(b)	Public Market. On the Closing Date, Kandi’s Common Stock will be traded on the NASDAQ Global Market.

6.         ADDITIONAL COVENANTS OF THE PARTIES

6.1        Confidentiality. All information regarding the business of Kandi including, without limitation, financial information that Kandi provides to Sellers during its due diligence investigation of Kandi will be kept in strict confidence by Sellers and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by Sellers or disclosed to any third party (other than Sellers’s professional accounting and legal advisors) without Kandi’s prior written consent. All information regarding the business of KO NGA and its subsidiaries including, without limitation, financial information that Sellers provides to Kandi during its due diligence investigation of KO NGA and its subsidiaries will be kept in strict confidence by Kandi and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by Kandi or disclosed to any third party (other than Sellers’s professional accounting and legal advisors) without Sellers’ prior written consent unless it is required by the law or regulations. The Non-Disclosure Agreement, dated September 16, 2011, between the parties shall remain in full force and effect for the period described therein or until September 16, 2014, whichever is later.

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6.2         Conduct of KO NGA and its subsidiaries. From the date of this Agreement to the Closing Date, and except to the extent that Kandi otherwise consents in writing, KO NGA and its subsidiaries will operate its business substantially as presently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve intact its good reputation and present business organization and to preserve its relationships with persons having business dealings with it.

6.3         Certain Acts Prohibited. Except as expressly contemplated by this Agreement or for purposes in furtherance of this Agreement, between the date of this Agreement and the Closing Date, none of KO NGA nor any of its subsidiaries will, without the prior written consent of Kandi:

(a)	amend its Articles of Incorporation, Bylaws or other constating documents;

(b)	incur any liability or obligation other than in the ordinary course of business or encumber or permit the encumbrance of any of its properties or assets except in the ordinary course of business;

(c)	dispose of or contract to dispose of any of its property or assets, including the Intellectual Property Assets, except in the ordinary course of business consistent with past practice;

(d)	issue, deliver, sell, pledge or otherwise encumber or subject to any lien any shares of KO NGA Common Stock, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

(i)	declare, set aside or pay any dividends on, or make any other distributions in respect of the KO NGA Common Stock, or

(ii)	split, combine or reclassify any KO NGA Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of KO NGA Common Stock; or

(e)	not materially increase the benefits or compensation expenses of KO NGA and its subsidiaries, other than as contemplated by the terms of any employment agreement in existence on the date of this Agreement, increase the cash compensation of any director, executive officer or other key employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such person.

6.4        Notification. Between the date of this Agreement and the Closing Date, each of the parties to this Agreement will promptly notify the other parties in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this Agreement, if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules relating to such party, such party will promptly deliver to the other parties a supplement to the Schedules specifying such change. During the same period, each party will promptly notify the other parties of the occurrence of any material breach of any of its covenants in this Agreement or of the occurrence of any event that may make the satisfaction of such conditions impossible or unlikely.

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6.5         Access and Investigation. Between the date of this Agreement and the Closing Date, KO NGA, will and will cause its representatives to:

(a)	afford Kandi and its representatives full and free access to its personnel, properties, assets, contracts, books and records, and other documents and data;

(b)	furnish Kandi and its representatives with copies of all such contracts, books and records, and other existing documents and data as required by this Agreement and as Kandi may otherwise reasonably request; and

(c)	furnish Kandi and its representatives with such additional financial, operating, and other data and information as Kandi may reasonably request.

All of such access, investigation and communication by Kandi and its representatives will be conducted during normal business hours and in a manner designed not to interfere unduly with the normal business operations of KO NGA and its subsidiaries. KO NGA will instruct its auditors to co-operate with Kandi and its representatives in connection with such investigations.

6.6        Public Announcements. Kandi and KO NGA each agree that they will not release or issue any reports or statements or make any public announcements relating to this Agreement or the Transaction contemplated herein without the prior written consent of the other party, except as may be required upon written advice of counsel to comply with applicable laws or regulatory requirements after consulting with the other party hereto and seeking their reasonable consent to such announcement.

7.         CLOSING

7.1        Closing. The Closing shall take place on the Closing Date at the office of Kandi or at such other location as agreed to by the parties.

7.2        Closing Deliveries of Scrou and the Selling Shareholder. At Closing, Sellers will deliver or cause to be delivered the following, fully executed and in form and substance reasonably satisfactory to Kandi:

(a)	A fully executed and completed copy of this Agreement;

(b)	share certificates representing the KO NGA Shares as required by Section 2.3 of this Agreement;

(c)	all certificates and other documents required by Section 2.3 of this Agreement; and

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(d)	the Scrou Financial Statements, the KO NGA Financial Statements and any other necessary documents, each duly executed by Sellers, as required to give effect to the Transaction.

7.3        Closing Deliveries of Kandi. At Closing, Kandi will deliver or cause to be delivered the following, fully executed and in form and substance reasonably satisfactory to Sellers:

(a)	copies of the resolutions or consent action adopted by or on behalf of the Board of Directors of Kandi evidencing approval of this Agreement and the Transaction;

(b)	any other necessary documents, each duly executed by Kandi, as required to give effect to the Transaction; and

(c)	certificates representing the Kandi Shares.

8.          INDEMNIFICATION

8.1        Certain Definitions. For the purposes of this Article 8 the terms “Loss” and “Losses” mean any and all demands, claims, actions or causes of action, assessments, losses, damages, Liabilities, costs, and expenses, including without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding any indirect, consequential or punitive damages suffered by Kandi or KO NGA including damages for lost profits or lost business opportunities.

8.2        Agreement of the Sellers to Indemnify. The Sellers will indemnify, defend, and hold harmless, to the full extent of the law, Kandi and its shareholders from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Kandi and its shareholders by reason of, resulting from, based upon or arising out of:

(a)	the breach by the Sellers or KO NGA of any representation or warranty of the Sellers or KO NGA contained in or made pursuant to this Agreement or any certificate or other instrument delivered pursuant to this Agreement;

(b)	the breach or partial breach by the Sellers or KO NGA of any covenant or agreement of the Sellers or KO NGA made in or pursuant to this Agreement or any certificate or other instrument delivered pursuant to this Agreement;

(c)	any misstatement, misrepresentation or breach of the representations and warranties made by the Sellers contained in or made pursuant to the Certificate of Non-U.S. Shareholder executed by the Selling Shareholder as part of the share exchange procedure detailed in Section 2.3 of this Agreement; or

(d)	a claim against Kandi or any of its subsidiaries arising out of KO NGA’s prior direct or indirect ownership of a Former Entity.

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8.3        Agreement of Kandi to Indemnify. Kandi will indemnify, defend, and hold harmless, to the full extent of the law, the Sellers from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by the Sellers by reason of, resulting from, based upon or arising out of:

(a)	the breach by Kandi of any representation or warranty of Kandi contained in or made pursuant to this Agreement or any certificate or other instrument delivered pursuant to this Agreement; or

(b)	the breach or partial breach by Kandi of any covenant or agreement of Kandi made in or pursuant to this Agreement or any certificate or other instrument delivered pursuant to this Agreement.

9.          TERMINATION

9.1         Termination. This Agreement may be terminated at any time prior to the Closing Date contemplated hereby by:

(a)	mutual agreement of Kandi, KO NGA and Sellers representing 51% of the outstanding shares of KO NGA;

(b)	Kandi, if (i) there has been a material breach by KO NGA or the Sellers of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of KO NGA or the Sellers that is not cured, to the reasonable satisfaction of Kandi, within ten business days after notice of such breach is given by Kandi (except that no cure period will be provided for a breach by KO NGA or the Sellers that by its nature cannot be cured); or (ii) the due diligence inquiry into the Scrou Financial Statements reveals material discrepancies from what has previously been represented to Kandi;

(c)	KO NGA, if there has been a material breach by Kandi of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of Kandi that is not cured by the breaching party, to the reasonable satisfaction of KO NGA, within ten business days after notice of such breach is given by Kandi (except that no cure period will be provided for a breach by Kandi that by its nature cannot be cured);

(d)	KO NGA or Kandi, upon payment of RMB 10 million to the other party; or

(e)	KO NGA or Kandi if any permanent injunction or other order of a governmental entity of competent authority preventing the consummation of the Transaction contemplated by this Agreement has become final and non-appealable.

9.2        Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement will be of no further force or effect, provided, however, that no termination of this Agreement will relieve any party of liability for any breaches of this Agreement that are based on a wrongful refusal or failure to perform any obligations.

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10.         MISCELLANEOUS PROVISIONS

10.1       Effectiveness of Representations; Survival. Each party is entitled to rely on the representations, warranties and agreements of each of the other parties and all such representations, warranties and agreements will be effective regardless of any investigation that any party has undertaken or failed to undertake. Unless otherwise stated in this Agreement, and except for instances of fraud, the representations, warranties and agreements will survive the Closing Date and continue in full force and effect until three (3) years after the Closing Date.

10.2       Further Assurances. Each of the parties hereto will co-operate with the others and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.

10.3       Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

10.4       Expenses. Each party will bear its own costs incurred in connection with the preparation, execution and performance of this Agreement and the Transaction contemplated hereby, including all fees and expenses of its own agents, representatives and accountants.

10.5       Entire Agreement. This Agreement, the schedules attached hereto and the other documents in connection with this transaction contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto. Any preceding correspondence or offers are expressly superseded and terminated by this Agreement.

10.6       Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed given if sent by email, personal delivery, faxed with electronic confirmation of delivery, internationally-recognized express courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses provided in this Agreement.

All such notices and other communications will be deemed to have been received:

(a)	In the case of email, on the day after the email has been sent;

(b)	in the case of personal delivery, on the date of such delivery;

(c)	in the case of a fax, when the party sending such fax has received electronic confirmation of its delivery;

(d)	in the case of delivery by internationally-recognized express courier, on the third business day following dispatch; and

(e)	in the case of mailing, on the seventh business day following mailing.

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10.7        Headings. The headings contained in this Agreement are for convenience purposes only and will not affect in any way the meaning or interpretation of this Agreement.

10.8        Benefits. This Agreement is and will only be construed as for the benefit of or enforceable by those persons party to this Agreement.

10.9        Assignment. This Agreement may not be assigned (except by operation of law) by any party without the consent of the other parties.

10.10      Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of Delaware applicable to contracts made and to be performed therein.

10.11      Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

10.12      Gender. All references to any party will be read with such changes in number and gender as the context or reference requires.

10.13      Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.14      Schedules. The schedules are attached to this Agreement and are incorporated herein.

10.15      Effective. This Agreement becomes effective upon the parties’ execution.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

Kandi Technologies, Corp.

Per:
Name: Hu Xiaoming
Title: Chief Executive Officer

KO NGA Investment Limited

Per:
Name:
Title:

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Sellers:

GAO SHUPING

ZHENG XIUJIN

HU QIKUN

XU WENGE

LUO XIANSONG

LI QIAOHONG

WANG YINGXIONG

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SCHEDULE 1

TO THE SHARE EXCHANGE AGREEMENT
Shareholders of KO NGA

Name	Address	Number of KO NGA Shares held prior to Closing	Percentage Interest	Sample Distribution of Kandi Shares (Sec 2.2(e))
Gao SHUPING 高淑萍 (ID330722196606095922)	NO 33 SHANGFANGJIAN XITIAN VILLAGE LONGSHAN TOWN, YONGKANG CITY, ZHEJIANG 浙江永康市龙山镇溪田村上房尖33号	42	16.6008%	385,936
ZHENG XIUJIN 郑秀金 (ID330722195909285921)	NO 33 XIADIANKOU VILLAGE LONGSHAN TOWN, YONGKANG, ZHEJIANG 浙江永康市龙山镇下奠口村33号	30	11.8577%	275,669
HU QIKUN 胡启昆 (ID330722195811010014)	NO 3218 JIULING EAST RAOD, DONGCHENG STREET, YONGKANG, ZHEJIANG 浙江永康市东城街道九铃东路3218号	24	9.4862. %	220,535
XU WENGE 徐文革 (ID330722196612120426)	ROOM 503 NO 1166 JIULING WEST RAOD, XICHENG STREET, YONGKANG, ZHEJIANG 浙江永康市西城街道九铃西路1166号503室	41	16..2005%	376,747
LUO XIANSONG 罗献松 (ID330702197312252012)	NO 24 YANGHUAN ROAD, WUCHENG AREA, JINHUA, ZHEJIANG 浙江金华市婺城区杨环路24号	30	11.8577%	275,669
Li QIAOHONG 李巧红 (ID330722196001310028)	NO 3 BUILD 5 XIJIN ROAD, JIANGNAN STREET, YONGKANG, ZHEJIANG 浙江永康市江南街道西津路5幢3号	43	16.9960%	395,125
WANG YINGXIONG 王英雄 (ID330722197811044010)	NO 8 LANE 40 NANSHAN ROAD, NANSHAN VILLAGE GUSHAN TOWN, YONGKANG, ZHEJIANG 浙江永康市古山镇南山村南山路40弄 8号	43	16.9960%	395,125

Schedule 1-1

SCHEDULE 2

FORM REGULATION S. CERTIFICATE

Schedule 2-1